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                                                                       Exhibit 5

                               February 28, 2000

Direct Dial: (540) 983-9310
Gene_Derryberry@gentrylocke.com

First Community Bancshares, Inc.
One Community Place
Bluefield, VA  24605


         Re:      First Community Bancshares, Inc.
                  Registration Statement on Form S-8

Dear Sirs:

We are acting as counsel for First Community Bancshares, Inc., a Nevada corporation ("Bancshares"), in connection with the pending registration and issuance by Bancshares of 275,000 shares of its common stock to be issued in connection with its 1999 Stock Option Plan (the "Offering"). The registration of the shares is being effected by a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the shares to be issued as we have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

         (1) Bancshares is a corporation duly organized and validly existing under the laws of the State of Nevada.

         (2) The shares to be issued in connection with the Offering, when issued, will be duly authorized, legally issued, fully paid and nonassessable shares of the common stock of Bancshares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                            Very truly yours,

                                            GENTRY LOCKE RAKES & MOORE

                                            /s/ EUGENE E. DERRYBERRY
                                                ----------------------
                                                Eugene E. Derryberry